Exhibit 99.7

TRANSFEREE VOTING AGREEMENT

This Transferee Voting Agreement (this “Agreement”) is made as of __________________, 2020 by and among BPGIC Holdings Limited, a Cayman Islands exempted company (“Transferor”) and the undersigned individual (the “Transferee”).

WHEREAS, the Transferor currently owns 98,718,035 ordinary shares of Brooge Energy Limited, a Cayman Islands exempted company (the “Company”); and

WHEREAS, the Transferor proposes to transfer an aggregate of _______________ ordinary shares (the “Subject Shares”) of the Company to the Transferee (the “Transfer”) subject to the voting requirements set forth in this Agreement, and the Transferee is willing to accept the Subject Shares subject to the terms of this Agreement with respect to such Subject Shares.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Covenant to Vote as Directed By Transferor.

(a) The Transferee agrees, with respect to any of the Subject Shares owned by the Transferee or its affiliate, that from and after the date of the Transfer until the termination of this Agreement in accordance with the terms hereof (the “Voting Period”):

(i) at each meeting of the stockholders of the Company (the “Company Stockholders”), and in each written consent or resolutions of Company Stockholders in which the Transferee or its affiliate holding Subject Shares (a “Covered Affiliate”) is entitled to vote, consent or approve, the Transferee hereby unconditionally and irrevocably agrees to, and to cause its Covered Affiliates to, be present (whether in person or by proxy) for such meeting and vote their Subject Shares (in person or by proxy), as directed by the Transferor, or consent to any action by written consent or resolution with respect to all such matters, as directed by the Transferor;

(ii) to appoint, and hereby appoints, and agrees to cause any Covered Affiliates to appoint, Transferor as the Transferee’s or its Covered Affiliates’ proxy and attorney-in-fact, with full power and resubstitution, to vote or act by written consent with respect to the Subject Shares owned by the Transferee or its Covered Affiliate, such proxy and limited power of attorney granted hereunder to be irrevocable and durable during the Voting Period, surviving the bankruptcy, death or incapacity of the Transferee or its Covered Affiliate, and revoking any and all prior proxies granted by the Transferee or its Covered Affiliate with respect to the matters contemplated hereunder; provided, that for the avoidance of doubt, the proxy and power of attorney granted hereunder will automatically terminate upon the end of the Voting Period;

(iii) to, and to cause its Covered Affiliates to, execute and deliver all reasonable and customary related documentation and take such other necessary reasonable and customary action in order to carry out the terms and provision of Sections 1(a)(i) and 1(a)(ii) above, including executing any actions by written consent of the Company Stockholders presented to the Transferee or its affiliate with respect to their Subject Shares during the Voting Period; and

(iv) not to deposit, and to cause its Covered Affiliates not to deposit, except as provided in this Agreement, any Subject Shares owned by the Transferee or its Covered Affiliates in a voting trust or subject any of its Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares without the prior written consent of the Transferor (for the avoidance of doubt, the foregoing will not prevent Transfers to affiliates or family trusts, so long as the affiliate or family trust complies with the requirements of Section 2(a) below).

(b) Notwithstanding anything to the contrary contained in this Agreement, the restrictions set forth in this Agreement shall not apply to any Subject Shares that are transferred to an unaffiliated third party in a bona fide sale on the open market (an “Open Market Sale”). If any share certificates for the Subject Shares include any legends relating to the restrictions set forth in this Agreement, in the event that the Transferee notifies the Company that it desires to effect an Open Market Sale not subject to the requirements of Section 2(a) below, the Company shall promptly remove or cause its transfer agent to remove only such relevant restrictive legends on the share certificates for the Subject Shares subject to such Open Market Sale.

2. Other Covenants.

(a) Transfers. The Transferee agrees that during the Voting Period in the event of any sale, transfer, assignment or other disposition (including by gift, pledge or grant of security interest) other than an Open Market Sale (“Covered Transfers”) (i) the restrictions in Section 1 above shall continue to apply to such Subject Shares during the Voting Period and (ii) such assignee or transferee, as a condition to such Covered Transfer, shall assume in writing the obligations herein and agree to be bound by the terms of this Agreement with respect to such Subject Shares as if it were the original Transferee hereunder.

(b) Changes to Subject Shares. In the event of a stock dividend or distribution paid in shares, or any change in the shares of capital stock of the Company by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such shares issued in payment of stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

3. Representations, Warranties and Covenants of Transferee. The Transferee hereby represents and warrants, severally but not jointly, to the Transferor as follows:

(a) Binding Agreement. If the Transferee is an entity, (i) the Transferee is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) the Transferee has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iii) the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by the Transferee has been duly authorized by all necessary action on the part of the Transferee. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b) Ownership of Subject Shares. Upon completion of the Transfer, the Transferee will have beneficial ownership over the type and number of Subject Shares set forth under the Transferee’s name on the signature page hereto, will be the lawful owner of such Subject Shares and have the sole power to vote or cause to be voted such Subject Shares.

(c) No Conflicts. No filing with, or notification to, any governmental authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Transferee, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by the Transferee, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall, (i) if the Transferee is an entity, conflict with or result in any breach of the Organizational Documents of the Transferee, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract to which the Transferee is a party or by which the Transferee or any of the Subject Shares may be bound, or (iii) violate any applicable law, regulation or order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair the Transferee’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. The Transferee hereby represents, warrants, covenants and agrees that, except for this Agreement, the Transferee (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Shares inconsistent with the Transferee’s obligations pursuant to this Agreement, and (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Subject Shares.

4. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement (along with any proxies or powers of attorney granted pursuant to this Agreement) shall automatically terminate, as between the Transferor and the Transferee, and neither the Transferor nor the Transferee shall have any rights or obligations hereunder, upon the earlier to occur of (y) the mutual written consent of the Transferor and the Transferee, and (z) with respect to the Transferee, the date on which the Transferee and its affiliates no longer owns any Subject Shares. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement prior to termination. To be clear, the terms of this Agreement shall continue as between the Transferor and any assignee or transferee further to Section 2(a) hereof.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and all obligations of the Transferee are personal to the Transferee and may not be assigned, transferred or delegated by the Transferee without the prior written consent of the Transferor, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio, provided that no such assignment shall relieve the assigning party of its obligations hereunder; provided, that the foregoing will not restrict (i) any Open Market Sale on the terms and conditions of Section 1(b) or (ii) subject to the terms and conditions of Section 2(a) hereof, Covered Transfers of Subject Shares.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

(e) Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this paragraph) arising out of, related to, or in connection with this Agreement (a “Dispute”) shall be governed by this paragraph. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) business days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing rules and procedures (including any expedited procedures) of the ICC (the “ICC Procedures”). Any party involved in such Dispute may submit the Dispute to the ICC to commence the proceedings after the Resolution Period. To the extent that the ICC Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the ICC promptly (but in any event within five (5) business days) after the submission of the Dispute to the ICC and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under voting, shareholder and similar agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) business days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party subject to the Dispute to do, or to refrain from doing, anything consistent with this Agreement and applicable law, including to perform its contractual obligation(s) and providing injunctive and other equitable relief; provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in Dubai, United Arab Emirates. The language of the arbitration shall be English.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(f).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the term “person” shall be interpreted broadly, and shall include any individual, firm, body corporate (wherever incorporated), government body, joint venture, association or partnership.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Transferor to: BPGIC Holdings Limited P.O. Box 50170 Fujairah, United Arab Emirates Attn: Nicolaas Paardenkooper Telephone No.: +971-633-3149 Email: nico.paardenkooper@bpgic.com with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

If to the Transferee, to: the address set forth under the Transferee’s name on the signature page hereto (for the avoidance of doubt, any recipient of a Covered Transfer under Section 2(a) may provide a different address in its agreement to be bound by the terms of this Agreement).

(i) Amendments and Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Transferor and the Transferee. The terms of this Agreement may only be waived in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

(k) Specific Performance. Each party acknowledges that its obligations under this Agreement are unique, and recognizes that in the event of a breach of this Agreement by such party, money damages may be inadequate and the non-breaching party may not have adequate remedy at law. Accordingly, each party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Transferee, on one hand, and the Transferor, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among any of the parties hereto. Without limiting the generality of the foregoing sentence, the Transferee (i) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of ordinary shares of the Company or securities that have the right to acquire, convert into or that are exchangeable for the foregoing securities, or any liability (regardless of the legal theory advanced) for any breach of this Agreement any other holder of any of the foregoing securities, and (ii) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. The Transferee has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in Transferor any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

(m) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Transferor or any of the obligations of the Transferee under any other agreement between the Transferee and the Transferor or any certificate or instrument executed by the Transferee in favor of the Transferor, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Transferor or any of the obligations of the Transferee under this Agreement.

(n) Counterparts; Email. This Agreement may also be executed by electronic signature and delivered by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Transferee Voting Agreement as of the date first written above.

Transferor:
BPGIC HOLDINGS LIMITED

By:
Name:	Nicolaas L. Paardenkooper
Title:	Chief Executive Officer

{Signature Page to Voting Agreement}

Transferee:

Name:

Number of Subject Shares:

Address for Notice:

Address:
Attention:
Tel. No.:
Email:

{Signature Page to Voting Agreement}